Exhibit 2.6

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LYONS BANCORP, INC.

Under Section 805 of the Business Corporation Law

The undersigned, being n officer of LYONS BANCORP, INC., pursuant to Section 805 of the New York Business Corporation Law, does hereby certify as follows:

1.	The name of the corporation is LYONS BANCORP, INC, (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation was filed by the Department of State on April 15, 1987.

3.       The Certificate of Incorporation, as now in full force and effect, is amended, as authorized by Section 801 of the New York Business Corporation Law, to extend the period of time during which the Board of Directors is authorized to issue shares of preferred as shares of any series of preferred stock, and to fix the rights, preferences and limitations of such series, without shareholder approval, pursuant to Paragraph 4.C of the Certificate of Incorporation, from December 31, 2014 to December 31, 2017. To accomplish the foregoing amendments:

A.	Paragraph 4 of the Certificate of Incorporation, as heretofore amended, shall be deleted in its entirety and is hereby amended to read in its entirety as follows:

“A.     The total number of shares which the corporation shall have authority to issue is 5,005,000 shares which shall consist of 5,000,000 common shares, par value $.50 per share, (the “Common Stock”) and 5,000 preferred shares, having a par value of $.50 per share (the “Preferred Stock”), The Preferred Stock shall have a stated value of $1,000 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”).

B.       The Preferred Stock may be issued in series, and each series shall be so designated by the Board of Directors to distinguish them from shares of all other series. The Preferred Stock shall be convertible into shares of Common Stock to the extent provided by the Board of Directors.

C.            The Corporation’s Board of Directors is hereby expressly authorized at any time before December 31, 2017, and from time to time, to issue additional shares of Preferred Stock as shares of any series of Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof the number of shares of such series, the voting powers, full or limited, or no voting powers, and, consistent with Paragraph 4.B., the designations, powers, preferences, and. rights, and the qualifications, limitations, and restrictions, of such series, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences to the full extent now or hereafter permitted by New York law, without shareholder approval.”

4.       The foregoing amendment of the Certificate of Incorporation was duly authorized by the affirmative vote of the Board of Directors of the corporation followed by the affirmative vote of the holders of a majority of the outstanding common shares of the corporation entitled to vote thereon at a meeting of shareholders duly called and held on May 21, 2014.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment in the name and on behalf of Lyons Bancorp, Inc., on the 10th day of March, 2016, and does affirm, under the penalties of perjury, that the statements contained herein have been examined and are true, correct and complete.

LYONS BANCORP, INC.

By:	/s/ Diana R. Johnson
Name:	Diana R. Johnson
Title:	Executive Vice President & Chief Financial
Officer

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

LYONS BANCORP, INC.

UNDER SECTION 805 OF THE

BUSINESS CORPORATION LAW

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED MAR 10 2016
TAX	$
BY:		[ILLEGIBLE]

WOODS OVIATT GILMAN LLP

700 CROSSROADS BUILDING

2 STATE STREET

ROCHESTER, NEW YORK 14614